UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 2, 2003

PRO-PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-32877	04-3562325

(Commission File Number)	(IRS Employer Identification No.)

189 Wells Avenue, Newton, Massachusetts	02459

(Address of Principal Executive Offices)	(Zip Code)

(617) 559-0033

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Item 5.    Other Events and Regulation FD Disclosure

On October 2, 2003 we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors named therein (the “Purchasers”) relating to the private placement of shares of our common stock, $.001 par value per share (“Common Stock”), and common stock purchase warrants (the “Warrants”). We also entered into a related Registration Rights Agreement. As a result, we will issue to the Purchasers 1,314,571 shares of Common Stock (the “Shares”) at a price of $3.50 each for gross proceeds of approximately $4.6 million, and Warrants to purchase of 657,293 shares of Common Stock, exercisable at $5.29 per share, subject to customary adjustments, until the fifth anniversary of October 2, 2003.

In connection with the private placement, we are obligated to pay cash fees to the placement agent, Rodman & Renshaw, Inc., for its services on our behalf. In addition, we will issue to Rodman & Renshaw, Inc. a warrant to purchase 65,729 shares of the Common Stock, exercisable at $6.86 per share, subject to customary adjustments, until the third anniversary of October 2, 2003.

Copies of the Purchase Agreement, Registration Rights Agreement and forms of the common stock purchase warrant issued to the Purchasers and to Rodman & Renshaw, Inc., as well as our October 3, 2003 press release announcing the closing of the private placement, are filed as exhibits to this report and are incorporated herein by reference.

Item 7.    Financial Statements and Exhibits

(c) Exhibits.

10.1	Securities Purchase Agreement dated October 2, 2003, by and among Pro-Pharmaceuticals, Inc. and the Purchasers named therein.

10.2	Registration Rights Agreement dated October 2, 2003, by and among Pro-Pharmaceuticals, Inc. and the Purchasers named therein.

10.3	Form of Common Stock Purchase Warrant to be issued to the Purchasers under the Purchase Agreement.

10.4	Form of Common Stock Purchase Warrant to be issued to Rodman and Renshaw, Inc.

99.1	Press Release of Pro-Pharmaceuticals, Inc. dated October 3, 2003

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRO-PHARMACEUTICALS, INC.

By:	/s/ DAVID PLATT
David Platt Chief Executive Officer

Date: October 6, 2003

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